EXHIBIT 23.1

                              ACCOUNTANTS' CONSENT


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                              ACCOUNTANTS' CONSENT


The Board of Directors
BankAtlantic Bancorp, Inc.:

     We consent to incorporation by reference in the Registration Statements on Form S-8 of BankAtlantic Bancorp, Inc. of our report dated January 21, 1998, except as to Note 23 which is dated February 26, 1998 relating to the Consolidated Statements of Financial Condition of BankAtlantic Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related Consolidated Statements of Operations, Stockholders' Equity and Cash Flows for each of the years in the three year period ended December 31, 1997 which report appears in the December 31, 1997 Annual Report on Form 10-K of BankAtlantic Bancorp, Inc.


                                                        /s/KPMG Peat Marwick LLP

Ft. Lauderdale, Florida
March 13, 1998